THE FEDERAL HOME LOAN BANK OF BOSTON
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(effective January 1, 2024)

THE FEDERAL HOME LOAN BANK OF BOSTON
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective as of the 1st day of January, 2024, Federal Home Loan Bank of Boston hereby adopts the Federal Home Loan Bank of Boston Supplemental Executive Retirement Plan.
BACKGROUND AND PURPOSE
A.Purpose. The Bank desires to provide a competitive total rewards package to employees to ensure it has the ability to attract and retain the talent required to meet the objectives outlined in its strategic business plan. Relative to its senior executives, this objective can be met, in part, with a new benefit to address the total compensation gap that exists for senior executives resulting from the hard freeze of the Bank’s qualified and non-qualified defined benefit pension plans effective December 31, 2023, and to provide an opportunity to defer the receipt and income taxation of the benefits hereunder. The purpose of this Plan document is to set forth the terms and conditions pursuant to which these deferrals and contributions may be made and to describe the nature and extent of the employees’ rights to their deferred amounts and contributions.
B.Type of Plan. The Plan is a governmental plan under Section 4(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is therefore exempt from coverage under ERISA. The Plan is intended to be an unfunded, nonqualified deferred compensation plan which benefits certain designated employees of the Bank who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Code Section 409A with respect to deferred benefits and is not intended to be qualified under Code Section 401(a).
STATEMENT OF AGREEMENT
To document the Plan with the purposes and goals as hereinabove described, the Bank hereby sets forth the terms and provisions of the Plan as follows:

Table of Contents

ARTICLE I DEFINITIONS		1
ARTICLE II PARTICIPATION		4
2.1	Participation in the Plan	4
2.2	Cessation of Participation	4
ARTICLE III DEFERRAL OF COMPENSATION		4
3.1	Election to Defer	4
3.2	Date for Filing Election	5
3.3	Deferral Period	5
3.4	Revocation or Change of Deferral Election	5
ARTICLE IV BANK CONTRIBUTIONS		5
4.1	SERP Contributions	5
4.2	Vesting of Bank Contributions	5
ARTICLE V INVESTMENT OF DEFERRED COMPENSATION		6
5.1	Deferred Compensation Account	6
5.2	Time for Crediting Contributions	6
5.3	Hypothetical Investment of Accounts	6
5.4	Statement of Account	6
ARTICLE VI PAYMENT OF DEFERRED COMPENSATION		6
6.1	Hardship Distributions	6
6.2	Administration of Hardship Distributions	7
6.3	Scheduled Distribution	7
6.4	Retirement, Death or Other Separation from Service	8
6.5	Method of Payment	9
6.6	Payment Commencement Date	10
6.7	Acceleration of Payment Date	10
6.8	Delay of Payments	11
ARTICLE VII ADMINISTRATION OF THE PLAN		11
7.1	Administration by the Bank	11
7.2	General Powers of Administration	11
7.3	Rules of the Administrator	12
7.4	Claims Procedure	12
ARTICLE VIII GENERAL PROVISIONS		13
8.1	Participant’s Rights Unsecured	13
8.2	Non-assignability	13
8.3	Taxes	14
8.4	Limitation of Participant’s Rights	14
8.5	Receipt and Release	14
8.6	Governing Law and Venue	14
8.7	Designation of Beneficiary	14

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8.8	Successorship	14
8.9	Indemnification	15
8.10	Headings and Subheadings	15
8.11	Amendment and Termination	15
8.12	Effective Date	15
8.13	Trust Provisions	15
8.14	Section 409A Compliance	15
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ARTICLE I
DEFINITIONS
Each word used herein not defined below that begins with a capital letter and is defined in the Qualified Plan shall have the same definition as the definition given to that word in the Qualified Plan. Wherever used herein, the following terms shall have the meanings hereinafter set forth:
1.1    “Account” or “Deferred Compensation Account” means the separate account established under the Plan for each Participant, as described in Section 5.1.
1.2    “Administrator” means the Committee or such person or persons as may be appointed by the Committee to be responsible for those functions assigned to the Administrator under the Plan.
1.3    “Affiliate” means any entity that is a member of a “controlled group” of corporations with the Bank under Code Section 414(b) or a trade or business under common control with the Bank under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears. In addition, to the extent that the Administrator determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Service has occurred, the Administrator may designate an entity that would meet the definition of “Affiliate” substituting 20 percent in place of 50 percent in the preceding sentence as an Affiliate in Appendix A hereto. Such designation shall be made no later than the time a 20 percent or more ownership interest in such entity is acquired.
1.4    “Bank” means the Federal Home Loan Bank of Boston.
1.5    “Beneficiary” means, with respect to a Participant, the person(s) designated or identified in accordance with Section 8.7 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
1.6    “Board of Directors” means the Board of Directors of the Bank.
1.7    “Code” means the Internal Revenue Code of 1986, as amended.
1.8    “Committee” means the Human Resources and Compensation Committee of the Board of Directors, which is authorized to administer the Plan and to perform the functions described in Article VII.
1.9    “Compensation” means a Participant’s (i) annual rate of base salary as of December 1st of the Plan Year or, if prior to December 1st, as of the Participant’s Retirement date during the Plan Year, plus (ii) target bonus opportunity for the Plan Year under the Bank’s Executive Incentive Plan or alternative incentive compensation plan, if applicable.
1.10    “Deferral Period” means the period described in Section 3.3 of the Plan.
1.11    “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank; or (c) has been determined to be totally disabled by the Social Security Administration.
1.12    “Effective Date” means January 1, 2024.
1.13    “Eligible Executive” or “Executive” means an employee of the Bank who has been selected to be a Participant in the Plan by the Board of Directors or the Committee and who is a member of the Bank’s Management Committee or is any other member of a select group of management or highly compensated employees.
1.14     “Hardship” means an unforeseeable emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the spouse or a dependent of the Participant (as defined in Code Section 152(a)), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Hardship event. The Administrator shall determine whether the circumstances presented by the Participant constitute an unanticipated emergency. Such circumstances and the Administrator’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved as described in Sections 6.1.1 through 6.1.4 below.
1.15    “Participant” means an Executive or former Executive who is entitled to participate in SERP Contributions or who has an Account in the Plan that has not been fully distributed.
1.16    “Plan” means The Federal Home Loan Bank of Boston Supplemental Executive Retirement Plan, as set forth herein or as it may be amended or restated from time to time.
1.17    “Plan Year” means the calendar year.

1.18    “Qualified Plan” means the Pentegra Defined Contribution Plan for Financial Institutions, as from time to time amended.
1.19    “Retirement” or “Retired” means a Participant’s Termination of Service during a Plan Year in which the Participant has completed at least six months of service with the Bank if the Participant (i) is age 65 or (ii) is age 60 and has completed at least five years of service with the Bank.
1.20    “Scheduled Distribution” means a distribution from a Participant’s Scheduled Distribution Sub-Account in accordance with Section 6.3.
1.21    “Scheduled Distribution Sub-Accounts” or “Sub-Accounts” means the separate bookkeeping accounts established by the Administrator under Section 5.1 to record the portion(s) of a Participant’s Account subject to separate Scheduled Distribution elections.
1.22    “SERP Contributions” means the amount credited to a Participant’s Account under Section 4.2 of the Plan.
1.23    “Termination of Service” means the severing of employment with the Bank and any Affiliates, voluntarily or involuntarily, for any reason. A Termination of Service will be deemed to have occurred if the facts and circumstances indicate that the Bank and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform for the Bank and its Affiliates after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Bank and its Affiliates less than 36 months). A Participant will not be deemed to have incurred a Termination of Service while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Bank is provided either by statute or by contract. For this purpose, a leave of absence is bona fide only if there is a reasonable expectation that the Participant will return to employment at the conclusion of the leave. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Service will be deemed to occur on the first date immediately following such six-month period. Whether an individual has incurred a Termination of Service shall be determined in accordance with the provisions of Code Section 409A.
1.24    “Valuation Date” means the close of business of each business day, or such other valuation date or dates established by the Administrator.

ARTICLE II
PARTICIPATION
2.1Participation in the Plan. An Eligible Executive may become a Participant and shall be entitled to participate in SERP Contributions under the Plan for a Plan Year upon the effective date of his or her designation as an Executive eligible for participation in the Plan by the Board of Directors or the Committee. Notwithstanding any other provision of the Plan to the contrary, no SERP Contribution will be made for a Plan Year for a Participant whose effective date of participation in the Plan occurs between October 1 and December 31 of such Plan Year.
2.2Cessation of Participation. An Executive shall cease to be a Participant in the Plan if (a) he or she incurs a Termination of Service for any reason, (b) he or she remains in the service of the Bank or an Affiliate but ceases to be an Eligible Executive as described in Section 1.14 due to a change in employment status or employer, except to the extent that the Committee determines otherwise, or (c) the Plan is terminated or otherwise amended so that the Executive ceases to be eligible for participation; provided, however, that such individual shall continue to be a Participant solely with respect to his or her vested Account balance until such Account balance is distributed from the Plan. Such cessation of participation shall be effective upon the date of the Termination of Service described in clause (a) above, the date of the change in status described in clause (b) above, or upon the effective date of an amendment or termination of the Plan described in clause (c) above.
ARTICLE III
DEFERRAL OF COMPENSATION
3.1Election to Defer. SERP Contributions for a Plan Year will be deferred according to the terms of the Plan and a Participant’s properly executed election delivered to the Administrator within the time specified in Section 3.2. The Participant’s election shall be in a written form acceptable to the Administrator and shall specify:
3.1.1If applicable, the Beneficiary to receive payment upon the Participant’s death;
3.1.2if applicable, the investment fund or funds in which the Participant’s SERP Contributions will be deemed to be invested pursuant to Section 5.2;
3.1.3if applicable, the specific Scheduled Distribution Sub-Account or Sub-Accounts into which all or a portion of such SERP Contributions will be directed, as described in Section 6.3; and
3.1.4to the extent permitted by the Administrator under Section 6.4.1, the payment commencement date and method of distribution to apply to benefits distributable upon the Participant’s Termination of Service.

3.2Date for Filing Election.
3.2.1Except as provided below, an election to regarding the distribution of SERP Contributions for a Plan Year under Section 3.1.3 or 3.1.4 above shall be filed by the Participant with the Administrator as of a date established by the Administrator which is no later than December 31 of the Plan Year preceding the year in which the Compensation on which such SERP Contributions are determined is earned.
3.2.2In the case of an individual first employed as an Executive, or first becoming eligible for this Plan (and any similar account-based deferred compensation plan of the Bank) during a Plan Year, an election regarding the distribution of SERP Contributions for such Plan Year under Section 3.1.3 or 3.1.4 above may be made with respect to Compensation earned subsequent to the initial date of employment or eligibility and subsequent to the date of such election may be filed by such Executive or Director with the Administrator within thirty (30) days of such initial date of service or eligibility.
3.3Deferral Period. The Deferral Period for a Participant’s SERP Contributions with respect to Compensation earned during any Plan Year shall begin on the first day of such Plan Year. Notwithstanding the foregoing, in the case of an individual who first becomes eligible for participation during a Plan Year, the Deferral Period shall begin as of the effective date of participation under Section 2.1. In each case, such Deferral Period shall end on the last day of the Plan Year.
3.4Revocation or Change of Deferral Election. Except as may be permitted under Article VI, a Participant may not voluntarily revoke or amend an election regarding the distribution of SERP Contributions for a Plan Year under Section 3.1.3 or 3.1.4 after commencement of the Deferral Period. Such election shall automatically expire at the conclusion of the applicable Deferral Period, unless renewed within the time provided in Section 3.2.
ARTICLE IV
BANK CONTRIBUTIONS
4.1SERP Contributions. For each Plan Year beginning on or after January 1, 2024, with respect to each Executive who is eligible to participate in SERP Contributions for such Plan Year as described in Section 2.1 and who either (i) is employed on the last day of the Plan Year or (ii) Retired during the Plan Year, the Bank shall contribute a SERP Contribution for the Plan Year to the Participant’s Account in an amount equal to eight percent (8%) of the Executive’s Compensation for the Plan Year provided that, if the Participant completes less than the entire Plan Year of service with the Bank, the Participant will receive a pro rata SERP Contribution for such Plan Year based on the days of completed service with the Bank as a Participant.
4.2Vesting of Bank Contributions. A Participant shall be 100% vested in the balance of his or her Deferred Compensation Account attributable to SERP Contributions at all times.

ARTICLE V
INVESTMENT OF DEFERRED COMPENSATION
5.1Deferred Compensation Account. The Administrator shall establish a Deferred Compensation Account on the books of the Plan for each Participant, reflecting SERP Contributions made for the Participant’s benefit, together with any adjustments for income, gain or loss attributable thereto under Section 5.2, and any payments, distributions, transfers or forfeitures therefrom.
5.2Time for Crediting Contributions. SERP Contributions shall be credited to the Participant’s Account no later than March 31st following the end of the Plan Year to which the SERP Contributions relate. The Administrator shall establish on the books of the Plan one or more Sub-Accounts in each Participant’s Deferred Compensation Account to reflect such Participant’s Scheduled Distribution elections and such additional accounts or sub-accounts as he deems necessary or advisable.
5.3Hypothetical Investment of Accounts. The Deferred Compensation Account of a Participant, including each Sub-Account thereof, shall be adjusted as of each Valuation Date to reflect the income, gain or loss that would accrue to such Account, if assets in the Account were invested as described in this Section 5.3. Each Participant shall direct the hypothetical investment of the SERP Contributions credited to the Plan on his or her behalf among such investment funds as are from time to time made available by the Committee. A Participant may, as of any Valuation Date, change the investment allocation of future SERP Contributions, and may elect to transfer all or a portion of the balance of his or her Account hypothetically invested in one investment fund to any other investment fund or funds then available under the Plan, by directing the Administrator in such form and at such time as the Administrator shall require.
The hypothetical investment fund options available under the Plan shall be those designated by the Committee from time to time in its discretion. The Administrator may promulgate uniform and nondiscriminatory rules and procedures governing investment elections under the Plan, including rules governing how credits or debits to an Account or Sub-Account shall be allocated among investment funds in the absence of a valid election.
5.4Statement of Account. A statement shall be sent to each Participant as to the balance of his or her Deferred Compensation Account at least once each Plan Year. Electronic distribution (including a reminder that such statement is available electronically) will satisfy this requirement.
ARTICLE VI
PAYMENT OF DEFERRED COMPENSATION
6.1Hardship Distributions. A Participant may request that all or a portion of his or her vested Account balance be distributed at any time by submitting a written request to the Administrator, provided that the Participant has incurred a Hardship, and the distribution is necessary to alleviate such Hardship. In determining whether the Hardship distribution request should be approved, the Administrator may rely on the Participant’s representation that the Hardship cannot be alleviated:
6.1.1through reimbursement or compensation by insurance or otherwise;
6.1.2by the Participant taking any withdrawals then available to him or her under the terms of the Qualified Plan;
6.1.3by reasonable liquidation of the Participant’s assets, including amounts available for withdrawal from the Qualified Plan, to the extent such liquidation would not itself cause a severe financial hardship; or
6.1.4by cessation of his or her elective deferrals under a deferred compensation plan to the extent available.
6.2Administration of Hardship Distributions. The Administrator shall deem a distribution to be necessary to alleviate a Hardship if the distribution does not exceed the amounts necessary to satisfy the Participant’s Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Account balance that is not distributed pursuant to the Hardship request shall remain in the Plan. Distributions to alleviate a Hardship will be made as soon as administratively feasible after the Administrator has reviewed and approved the request. An amount to be distributed for Hardship shall be debited from the Participant’s Deferred Compensation Account not held in a Scheduled Distribution Sub-Account, or (if such amount is not sufficient) from the Sub-Account(s) having the latest scheduled distribution date.
6.3Scheduled Distribution. A Participant may elect to receive a Scheduled Distribution with respect to contributions made to the Plan on his or her behalf for a Plan Year by filing an appropriate election under Section 3.1. A Participant may elect in accordance with Section 3.1.3 to direct all or a portion of his or her SERP Contributions for the Plan Year into one or more Sub-Account(s), provided that any such Sub-Account has a scheduled distribution date which is not earlier than twelve (12) months after the end of the Deferral Period to which such contributions relate. The Administrator may establish uniform and nondiscriminatory rules and procedures governing Scheduled Distribution Sub-Accounts, including establishing limitations on the number of Sub-Accounts available to Participants for any Deferral Period or in the aggregate, and the minimum length of deferral to be provided under any newly-established Sub-Account, as the Administrator deems appropriate.
To the extent permitted by the Administrator at the time of election, such election may designate whether the elected Scheduled Distribution date shall continue to apply notwithstanding the Participant’s intervening retirement, death, Disability or Termination of Service. Except as otherwise elected by a Participant under the preceding sentence, an election of a Scheduled Distribution shall automatically terminate upon the Participant’s retirement, death, Disability or Termination of Service, at which time the provisions of Sections 6.4, 6.5 and 6.6 shall govern distribution of the Participant’s Account.

A Participant may, with the consent of the Administrator and to the extent permitted under Code Section 409A and regulations thereunder, elect to (a) revoke a Scheduled Distribution (provided that the Participant’s Scheduled Distribution election would otherwise automatically terminate upon the Participant’s Termination of Service for any reason), in which case the balance of the applicable Sub-Account will be restored to the Participant’s Deferred Compensation Account, or (b) extend to a later date the date on which a Scheduled Distribution will occur, in which case the applicable Sub-Account will be redesignated or merged with another existing Sub-Account having the same designated distribution date. A Participant may make an election under the preceding sentence by filing a new election prior to his or her Termination of Service at such time and in such form as the Administrator shall designate. Any election to revoke or extend the date of a Scheduled Distribution shall not take effect until at least twelve months after the date on which it is made and must provide for a deferred distribution date not earlier than five years after the date such Scheduled Distribution was otherwise scheduled to be made and not later than the date set forth in Section 6.6.
A Scheduled Distribution may be made in a single lump sum payment or in installments over two to eleven years (as described in Section 6.5.1 or 6.5.2, respectively). If a Participant who has elected to receive a Scheduled Distribution in installment payments incurs a Termination of Service after payments have commenced but before all amounts held in the Scheduled Distribution Sub-Account have been distributed, the remaining Scheduled Distribution Account balance shall continue be paid to the Participant over the then remaining installment period, or if the Participant has so elected, in a single lump sum payment as soon as practicable following the Participant’s Termination of Service.
6.4Retirement, Death or Other Separation from Service.
6.4.1Initial Distribution Election. A Participant who has incurred a Termination of Service, whether by reason of retirement, voluntary or involuntary termination, death or Disability (each a “Distribution Event”), shall receive distribution of his or her Account (other than a Scheduled Distribution Sub-Account having a Scheduled Distribution date prior to the date of Termination of Service or a Scheduled Distribution Sub-Account subject to a later Scheduled Distribution date with respect to which the Participant has elected under Section 6.3 that no intervening Distribution Date shall apply) in a single lump sum payment as soon as practicable following the Termination of Service. Notwithstanding the foregoing, the Administrator may permit a Participant to elect a later payment commencement date permitted under Section 6.6, or an alternate method of distribution permitted under Section 6.5, by filing a written request with the Administrator at the time the Participant files an initial deferral election under Section 3.2. To the extent permitted under rules established by the Administrator at the time of election, such an election may separately specify different times or available methods of payment for different Distribution Events.
6.4.2Changes in Distribution Election. The Administrator may permit a Participant to defer the commencement of his or her distribution to a date permitted under Section 6.6, or select an alternative method of distribution permitted under Section 6.5, after the initial deferral election by filing a written request with the Administrator. Such a change election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the election is filed with the Administrator before the Participant’s Termination of Service; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced for the Distribution Event without regard to such election; and (d) the Administrator approves such election. A Participant’s distribution election shall become irrevocable upon the Participant’s Termination of Service.
6.4.3Death. If a Participant dies before distribution of his or her Account has commenced, the Participant’s benefit under the Plan shall be paid to his or her Beneficiary in a single lump sum payment as soon as practicable following the Participant’s death.
6.4.4Distribution Event. Whether a Participant has incurred a Distribution Event shall be determined by the Administrator in a manner consistent with the requirements of Code Section 409A and regulations thereunder.
6.5Method of Payment.
6.5.1Lump Sum Payment. Distribution of a Participant’s Account pursuant to Section 6.1, 6.3 or 6.4, may be made in a cash lump sum.
6.5.2Installment Distribution. A Participant requesting distribution of an Account pursuant to Sections 6.3 or 6.4 may, with the approval of the Administrator, receive distribution in periodic payments in lieu of a lump sum. Periodic payments shall be paid on a semi-annual basis, in January and July of each year, over a period that does not exceed twenty-two (22) installments (eleven (11) years). Each installment payment shall be determined by dividing the Participant’s then-current Account balance by the number of semi-annual payments remaining to be paid. The Administrator may establish uniform and nondiscriminatory rules and procedures governing the payment of installment distributions, including the maximum period over which installment distributions shall be made and the minimum amount which must be distributed each Plan Year, as the Administrator deems appropriate consistent with Code Section 409A. The entitlement to installment distributions is treated as the entitlement to a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
6.5.3Death of Participant or Beneficiary During Installment Distribution Period. If a Participant who has elected installment payments under Section 6.5.2 dies after payments have commenced but before all amounts held in the Account have been distributed, the remaining Account balance shall be paid to the Beneficiary or Beneficiaries designated by the Participant over the then remaining installment period, or if the Participant has so elected, in a single lump sum payment as soon as practicable following the Participant’s death. If the designated Beneficiary dies after the Participant but before all amounts held in the Account have been distributed, the then remaining installments shall be distributed to the Beneficiary’s estate as provided in Section 6.5.2 (except to the extent that the Participant has designated one or more contingent Beneficiaries).
6.5.4Limit on Distribution Method. Notwithstanding the foregoing, to the extent permitted under Code Section 409A, if the Participant’s aggregate Deferred Compensation Account, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. Section 1.409A-1(c)(2), does not exceed the dollar limitation on elective deferrals as then in effect under Code Section 402(g) at the time of his or her Termination of Service or earlier Distribution Event, distribution shall be made to the Participant (or his or her Beneficiary in the case of the Participant’s death) in a single lump-sum payment within ninety (90) days after such Termination of Service or earlier Distribution Event.
6.5.5General Payment Rules. A payment required to be made under any provision of this Plan upon or as soon as practicable after a designated payment date (e.g., date of death or Termination of Service) shall be deemed to be made upon the date specified if it is made within the same taxable year of the Participant (i.e., the calendar year) or, if later, by the 15th day of the third month after such designated payment date, provided that the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.
6.6Payment Commencement Date. A Participant may not elect a distribution date later than (a) April 1 of the calendar year after the year in which the Participant attains age 70½, or (b) five years after the Participant’s Termination of Service, if later.
6.7Acceleration of Payment Date. Notwithstanding the foregoing, the distribution of benefits hereunder may be accelerated, with the consent of the Administrator, under the following circumstances:
6.7.1Compliance with Domestic Relations Order. To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));
6.7.2Conflicts of Interest. To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;
6.7.3Payment of Employment Taxes. To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

6.7.4Tax Event. Upon a good faith, reasonable determination by the Administrator, and upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
6.8Delay of Payments. A payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first calendar year after the reason for delay no longer applies:
6.8.1Payments Subject to the Deduction Limitation. The Bank reasonably anticipates that such payment would otherwise violate Code Section 162(m);
6.8.2Violation of Law. The Administrator reasonably determines that making the payment will violate Federal securities or other applicable laws; or
6.8.3Other Permitted Event. Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.
ARTIVLE VII
ADMINISTRATION OF THE PLAN
7.1Administration by the Bank. The Committee shall at all times be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may appoint such person or persons as it deems appropriate to perform all or any of the functions of the Administrator under the terms of the Plan. To the extent that no such person or persons are appointed, the Committee shall serve as Administrator.
7.2General Powers of Administration. The Committee shall have authority and discretion to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein. The Committee may, in its discretion, delegate authority with regard to the administration of the Plan to any person or committee in accordance with Section 7.2.7 below. Notwithstanding any other provision of the Plan, if an action or direction of any person to whom authority hereunder has been delegated conflicts with an action or direction of the Committee, the authority of the Committee shall supersede that of the delegate with respect to such action or direction.
Without limiting the generality of the foregoing, and in addition to the other powers set forth in this Section 7.2, the Committee or the Administrator shall have the following express authorities:
7.2.1To construe and interpret the provisions of the Plan; to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits, the validity of any election or designation made under the Plan, and the amount, manner and time of payment of any benefits hereunder; and to make factual determinations necessary or appropriate for such decisions or determination;
7.2.2To prescribe procedures to be followed by Participants, Beneficiaries, or alternate payees under a domestic relations order in filing applications for benefits and any other elections, designations and forms required or permitted under the Plan;
7.2.3To prepare and distribute information explaining the Plan;
7.2.4To receive from the Bank and from Participants, Beneficiaries, and alternate payees under a domestic relations order such information as shall be necessary for the proper administration of the Plan;
7.2.5To furnish the Bank or the Board of Directors, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;
7.2.6To appoint or employ advisors, including legal and actuarial counsel (who may also be counsel to the Bank), to render advice with regard to any responsibility of the Committee under the Plan or to assist in the administration of the Plan;
7.2.7To designate other persons or another committee to carry out a specified part or parts of its responsibilities hereunder (including this power to designate other persons to carry out a part of such designated responsibility). Any such person may be removed by the Committee at any time with or without cause;
7.2.8To rule on claims, and to determine the validity of domestic relations orders and comply with such orders; and
7.2.9All rules, actions, interpretations, and decisions of the Committee are conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.
7.3Rules of the Administrator. The Administrator may adopt such rules as it deems necessary, desirable, or appropriate. When making a determination or calculation, the Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Bank, the legal counsel of the Bank, or such other person as it deems appropriate, and shall further be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Bank with respect to the Plan.
7.4Claims Procedure. Any person who believes that he or she is then entitled to receive a benefit under the Plan may file a claim in writing with the Administrator. Except to the extent the Committee adopts an alternate procedure for the review of claims, the procedures in this Section 7.4 shall apply. The Administrator shall, within ninety (90) days of the receipt of a claim, either allow or deny the claim in writing. A denial of a claim shall be written in a manner calculated to be understood by the claimant and shall include: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s claim review procedure. A claimant whose claim is denied (or his or her duly authorized representative) may, within sixty (60) days after receipt of denial of the claim: (1) submit a written request for review to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing. The Administrator shall notify the claimant of the decision of the Committee on review within sixty (60) days of receipt of a request. No legal action may be commenced by a Participant or Beneficiary with respect to a benefit under this Plan without first exhausting the Plan’s administrative claims procedures, and any legal action with respect to a claim that has been finally denied must be commenced no later than one year after the date of the Plan’s final denial of such claim upon appeal. If a Participant or Beneficiary prevails in a lawsuit to recover benefits under the Plan, the Bank shall pay to the Participant or Beneficiary the reasonable attorneys’ fees and costs incurred by such Participant or Beneficiary in prosecuting such lawsuit. However, a Participant or Beneficiary shall not be liable for attorney fees or costs incurred by the Bank, the Plan, or the Committee in successfully defending a lawsuit brought by such Participant or Beneficiary to recover benefits under the Plan, unless a court has finally determined that the Participant or Beneficiary acted in bad faith or that the lawsuit was frivolous.
ARTICLE VIII
GENERAL PROVISIONS
8.1Participant’s Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Bank. The Bank shall be under no obligation to establish any separate fund, purchase any annuity contract, or in any other way make any special provision or specifically earmark any funds for the payment of amounts called for under the Plan. If the Bank chooses to establish such a fund, purchase such an annuity contract, or make any other agreement to provide for such payments, that fund, contract, or arrangement shall remain part of the Bank’s general assets and no person claiming payments under the Plan shall have any right, title, or interest in or to any such fund, contract, or arrangement.
8.2Non-assignability. None of the benefits, payments, proceeds, or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, the Bank shall comply with the terms of a domestic relations order applicable to a Participant’s interest in the Plan, provided that such order does not require the payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan. The Bank shall have no liability to any Participant or Beneficiary to the extent that his or her benefit is reduced in accordance with the terms of a domestic relations order that the Bank applies in good faith.

8.3Taxes. The Administrator shall withhold all federal, state or local taxes that it reasonably believes are required to be withheld from any payments under the Plan.
8.4Limitation of Participant’s Rights. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Bank or interfere in any way with the right of the Bank to terminate the employment of a Participant at any time, with or without cause.
8.5Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Bank or the Plan, and the Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release (a “Release”) to such effect. If requested, such Release shall be executed by the Participant or Beneficiary within the reasonable period designated by the Bank (not more than ninety (90) days) in order to assure that payments can be made within the period specified in the Plan, but not prior to expiration of any period specified for revocation of such Release. If a Participant or Beneficiary does not sign and return the Release within the specified period, he or she will forfeit any payments contingent on the Release. If the period for signing and returning the Release designated by the Bank extends into a later taxable year, any payments contingent upon the Release will be made (or begin) in the later taxable year.
If any Participant or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Bank to follow the application of such funds.
8.6Governing Law and Venue. The Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. Any claim or action by a Participant, Beneficiary or any other person relating to or arising under the Plan shall only be brought in the a federal or state court in Suffolk County, Massachusetts, and this court shall have personal jurisdiction over any participant, beneficiary or other person named in the action.
8.7Designation of Beneficiary. A Participant may designate a person, persons, or trust as direct or contingent Beneficiary by so notifying the Administrator in writing, in a form acceptable to the Administrator, at any time before the Participant’s death. A Participant may revoke any Beneficiary designation or designate a new Beneficiary at any time without the consent of a beneficiary or any other person. If no Beneficiary is designated or no designated Beneficiary survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.
8.8Successorship. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Participants, and the successors, assigns, designees, and estates of the Participants. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any such merger, consolidation, reorganization or transfer of assets. In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.
8.9Indemnification. No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless the Plan and each Committee member and each employee, officer or director of the Bank or the Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.
8.10Headings and Subheadings. Headings and subheading in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
8.11Amendment and Termination. The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect the Participant’s Deferred Compensation Account at that time. Upon termination of the Plan, the Board of Directors may elect to (a) pay benefits hereunder as they become due as if the Plan had not terminated or (b) to extent permitted by Code Section 409A and regulations thereunder, direct that all payments remaining to be made under the Plan be made in a single lump sum to Participants (or their Beneficiaries).
8.12Effective Date. Except as otherwise provided herein, the effective date of this Plan shall be January 1, 2024.
8.13Trust Provisions. The trustee of any trust established for the funding and payment of benefits under the Plan shall be a national bank or trust company, be duly authorized to conduct trust business, be organized under the laws of the United States or any of the 50 states thereof, and be independent of and not subject to control of the Bank or any Participant of the Plan.
8.14Section 409A Compliance. The Plan is intended to satisfy the requirements of Code Section 409A with respect to the Accounts, the Plan will be interpreted in all ways consistent with such intention, and the Committee will use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

The Bank shall contribute at least quarterly to such trust or fund the amount, if any, by which the then aggregate balance of the Accounts of all Participants and Beneficiaries in the Plan exceeds the fair market value of the assets in such trust or fund. This provision will survive any amendment or termination of the Plan until all accrued benefits have been paid.
IN WITNESS WHEREOF, and pursuant to adoption of this Plan document by the Board of Directors of the Bank has caused this Plan document to be executed this 11th day of June 2024 by:

/s/ Keith Walsh Keith Walsh SVP and General Counsel	/s/ Barry F. Gale Barry F. Gale SVP/Chief Human Resources Officer, OMWI Director